Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement, dated as of December 1, 2016 (the “Employment Agreement”), by and between Benchmark Electronics, Inc., a Texas corporation (the “Company”), and Paul J. Tufano (“Employee”), is entered into by the Company and Employee as of February 22, 2018. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

WHEREAS, Employee is currently employed as the President and Chief Executive Officer of the Company pursuant to the Employment Agreement;

WHEREAS, the Company and Employee wish to extend the term of Employee’s employment pursuant to the Employment Agreement in accordance with the terms and conditions set forth herein; and

WHEREAS, this Amendment is intended to amend the Employment Agreement in order to set forth the mutual understanding and agreement between the Company and Employee regarding Employee’s continued employment following the date hereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                  The Company hereby offers to extend the term of the Employment Agreement as contemplated in Section 3 of the Employment Agreement and Employee hereby accepts such offer. As a result, the “Employment Term” (as defined in the Employment Agreement) is hereby extended until December 31, 2019.

2.                  In addition to Employee’s duties described in Section 2 of the Employment Agreement, during the Employment Term (as hereby extended), Employee shall provide reasonable support and assistance to the Board of Directors of the Company (the “Board”) in connection with the Board’s search for, and transition of executive leadership to, a successor to the position of President and Chief Executive Officer of the Company (such individual, the “Successor CEO”, and such search and transition, collectively, the “CEO Transition”).

3.                  Effective as of the earlier of (i) December 31, 2019 and (ii) the date on which the Successor CEO commences employment as President and Chief Executive Officer of the Company (the “Transition Date”), Employee shall retire as a member of the Board (and, in addition, as a director or officer of any subsidiary of the Company) and shall retire from Employee’s position as President and Chief Executive Officer of the Company. Such retirement shall be automatic and without any further action on Employee’s part, and Employee hereby agrees to execute any additional documentation with respect thereto reasonably requested by the Company.

4.                  (a) Notwithstanding the foregoing, in the event that the Transition Date occurs prior to December 31, 2019, Employee shall continue active, full-time employment with the Company during the period following the Transition Date through December 31, 2019 (such period, the “Advisory Period”) in the position of a special advisor to the Board and to the Successor CEO (“Special Advisor”) and, during the Advisory Period, Employee shall report to the Board and provide such services as are reasonably requested by the Board or the Successor CEO from time to time; provided that, as Special Advisor, Employee shall not have the authority to bind the Company in any respect and no employee of the Company shall report to Employee. Employee and the Company acknowledge that Employee’s transition into the position of Special Advisor is not expected to constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended. As a Special Advisor, Employee shall be an “at will” employee, subject to the terms of the Employment Agreement as amended hereby. Effective as of the expiration of the Advisory Period (if any), Employee’s employment as Special Advisor shall terminate, and thereafter Employee shall have no further employment relationship with the Company.

(b)               Employee’s termination of employment with the Company on December 31, 2019 (whether pursuant to Section 3 or 4(a) of this Amendment) shall be considered a voluntary resignation by Employee, and not a termination of employment without “Cause” or for “Good Reason” within the meaning of the Employment Agreement; provided that such voluntary resignation shall not result in a forfeiture of Employee’s opportunity to receive an annual bonus payment with respect to the Company’s 2019 fiscal year.

(c)               Sections 6(c) and 6(d) of the Employment Agreement shall continue to govern in the event the Company’s terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason at any time prior to December 31, 2019; provided that (i) clause (A) of the definition of “Good Reason” shall not apply during the Advisory Period and (ii) commencing as of January 1, 2019, Section 6(c)(3) shall be removed in its entirety and replaced with the following:

“Except as otherwise set forth in this Section 6(c)(3), subject to Employee satisfying the conditions in Section 6(f), (i) Employee shall be entitled to a lump-sum cash payment in an amount equal to the remainder of Employee’s Base Salary through December 31, 2019, payable in a lump-sum on the 60th day following the Termination Date, and (ii) Employee shall remain entitled to receive an annual bonus under the Executive Bonus Plan with respect to the Company’s 2019 fiscal year, in an amount to be determined by the Compensation Committee based on the performance metrics established by the Compensation Committee for such plan year, payable when bonuses for such plan year are paid to other executives of the Company. Any equity-based incentive compensation awards held by Employee as of the Termination Date shall be treated in accordance with their terms. Employee shall have no obligation of mitigation or similar obligation with respect to such payments. Notwithstanding the foregoing, in the event that the Termination Date in respect of Employee’s termination without Cause or termination for Good Reason (as defined below) occurs within the three months immediately preceding or the 24 months immediately following a Change in Control (as defined below) and prior to the Transition Date (as defined in the amendment to this Agreement dated February 22, 2018), then, in lieu of the amounts described in clauses (i) and (ii) of this Section 6(c)(3) and subject to Employee satisfying the conditions of Section 6(f), Employee shall be entitled to a lump-sum cash payment in an amount equal to three times the sum of (A) the Base Salary at the Termination Date plus (B) the greater of (x) Employee’s target bonus under the Executive Bonus Plan in effect for the year in which the Termination Date occurs and (y) the last annual cash bonus actually paid to Employee prior to the Termination Date, payable in a lump-sum on the 60th day following the Termination Date.”

5.                  (a) As soon as practicable following the date hereof, Employee shall be granted (i) time-based restricted stock units (“RSUs”) under the Company’s 2010 Omnibus Incentive Compensation Plan (the “Plan”) with an aggregate grant date value of $1,650,000 and (ii) performance-based restricted stock units (“PSUs”) under the Plan with an aggregate grant date target value of $1,650,000. The RSUs described in this Section 5(a) shall vest in two equal installments on December 31, 2018 and December 31, 2019, in each case subject to Employee’s continued employment as described in this Amendment through the applicable vesting date, and the PSUs described in this Section 5(a) shall cliff vest based on a two-year performance period ending December 31, 2019, subject to Employee’s continued employment as described in this Amendment through December 31, 2019.

(b)               On or around March 2019, Employee shall be granted (i) RSUs under the Plan with respect to the same number shares of the Company’s common stock as the grant of RSUs described in Section 5(a)(i) above and (ii) PSUs under the Plan with respect to the same number of shares of the Company’s common stock as the grant of PSUs described in Section 5(a)(ii) above. The RSUs described in this Section 5(b) shall vest in two equal installments on December 31, 2019 and December 31, 2020, in each case subject to Employee’s continued employment as described in this Amendment through December 31, 2019, and the PSUs described in this Section 5(b) shall cliff vest based on a two-year performance period ending December 31, 2020, subject to Employee’s continued employment as described in this Amendment through December 31, 2019.

(c)               In addition to the vesting and performance criteria described in Sections 5(a) and 5(b) above and any other terms and conditions as may be set forth in the applicable award agreements, the RSUs and PSUs described in Sections 5(a) and 5(b) above shall also be subject to Employee’s compliance with his obligations described in this Amendment (including, without limitation and where applicable, Employee’s obligation to provide reasonable support and assistance to the Board in connection with the CEO Transition, to provide such services as are reasonably requested by the Board or the Successor CEO from time to time during any Advisory Period and to retire from Employee’s position as President and Chief Executive Officer (and as Special Advisor, if applicable)). The RSUs and PSUs described in Sections 5(a) and 5(b) above shall also be subject to Employee’s compliance with his obligations under Section 8 (Confidential Information) and Section 9 (Non-Competition, Non-Solicitation, Non-Disparagement) of the Employment Agreement.

6.                  All other terms and conditions of the Employment Agreement and all terms and conditions relating to Employee’s equity-based incentive compensation awards outstanding as of the date hereof shall remain in full force and effect (including, without limitation, Employee’s obligations under Section 8 (Confidentiality) and Section 9 (Non-Competition, Non-Solicitation, Non-Disparagement) of the Employment Agreement).

7.                  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered, in person or by facsimile, or by electronic image scan, receipt acknowledged, to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

/s/ Paul J. Tufano
Paul J. Tufano
BENCHMARK ELECTRONICS, INC.
By:	/s/ Victor L. Harris
Name:	Victor L. Harris
Title:	Secretary